EXHIBIT 10.2

May 5, 2015

Jonathan Olsoff
c/o Sotheby’s
1334 York Avenue
New York, New York 10021

Dear Jonathan:

This letter agreement (the "Agreement") sets forth our understanding with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities, “Sotheby’s” or the “Company”). This Agreement is being provided to you because, in your new, more senior position, you are a key employee at the Company and perform highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements to ensure your continued loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby’s. Defined terms used herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

a)
If at any time from the date hereof through May 5, 2016 (the “Applicable Period”), your employment by the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall pay you the following:

(i)
Within fifteen (15) days of your termination date, payment of the sum of any unpaid base salary through the date of termination and within sixty (60) days of your termination date any unpaid and approved cash incentive compensation amount for the prior calendar year prior to your date of termination; and, reimbursement for any approved unreimbursed expenses incurred through the date of termination (“Accrued Obligations”);

(ii)
Payment of $1,475,000, which shall be in lieu of any other payments or benefits to which you might otherwise be entitled, including but not limited to, any payments or benefits for which you could be eligible under the Sotheby’s, Inc. Severance Plan, any amended version of such Plan, or successor plan (the “Plan”). This amount shall be paid within seventy-four (74) days of termination of employment, provided all conditions for receipt of this payment have been met and shall otherwise be forfeited.

b)
If during the Applicable Period, your employment is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay you any Accrued Obligations as defined above and shall continue to be obligated to you with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

c)
If during the Applicable Period, your employment is terminated by the Company because of your permanent disability or death, this Agreement shall terminate without further obligation to you, except that the Company shall pay you or your estate any Accrued Obligations as defined above and shall continue to be obligated to you or your estate with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

d)
During the term of this Agreement, you hereby agree to waive irrevocably any rights or benefits under the Plan in its current form, as it may be amended from time to time, or under a successor plan. Upon expiration of this Agreement, if you and the Company do not enter into a mutually agreed new severance agreement, you will become eligible for benefits under the terms of the Company’s severance plan in effect at that time.

e)	This Agreement may be terminated by mutual consent of the Parties without any payment obligation.

f)
Any payments payable pursuant to this Paragraph 1 beyond Accrued Obligations shall only be payable if you deliver to the Company a release, in a form acceptable to the Company, as similarly required under the Plan, of any and all your claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees and such release becomes effective not later than the seventy-fourth (74th) day after termination of employment. If the seventy-four (74) day period spans more than one calendar year, any amounts payable pursuant to the Paragraph (1) in excess of Accrued Obligations shall not be made earlier than the first business day of the second calendar year.

(2)	Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B hereto.

(3)
Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and Sotheby’s concerning the subject matter of your employment and supersedes any prior employment, severance, or notice and non-compete agreement between the parties. Any waiver or amendment of any provision of this Agreement must be in writing and signed by both parties.

(4)
Legal and Equitable Remedies. Sotheby’s shall be entitled to enjoin a violation by you of any provision hereof, including, but not limited to, the obligations in Exhibit B. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(5)
Arbitration. Any dispute, controversy or claim arising out of or relating to this agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 4 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any rights, defenses, or remedies available in a court of competent jurisdiction shall also be available to the parties in arbitration. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)
Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(7)
Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(8)
Binding on Successor Company. This Agreement shall remain in effect and be binding upon any successor or assign of Sotheby’s including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company, and such successor entity shall be deemed the “Company” for purposes of this Agreement.

(9)
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: Executive Vice President, Worldwide Head of Human Resources, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,

SOTHEBY’S

By:        /S/ TAD SMITH
Tad Smith
President and Chief Executive Officer

Read, accepted and agreed to this
6th day of May, 2015
/S/ JONATHAN OLSOFF
Jonathan Olsoff

EXHIBIT A

DEFINITIONS

“Cause” shall mean and be limited to:

a)	conviction of a felony crime;

b)	fraud, willful malfeasance, gross negligence, or any other act in connection with performance of your duties which is materially injurious to the Company; or

c)	any material breach of this Agreement by you.

“Good Reason” shall mean the occurrence of any of the following events:

a)	any material breach of this Agreement by the Company;

b)	your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York without your express consent; or

c)
any action by the Company that results in a reduction of 10% or more of your base salary without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence).

Provided, however, that you shall provide the Company thirty (30) days’ prior written notice from the date one of the above-referenced events occurs constitiuting Good Reason that you are terminating your employment for Good Reason, and the Company shall have thirty (30) days following the receipt of that written notice to correct such circumstances.
“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of the essential functions of your position with reasonable accommodation for a period in excess of six (6) consecutive months.

EXHIBIT B

CERTAIN AGREEMENTS

Notice, Non-Compete, Non-Disparagement and Non-Solicitation Agreement.

I.	Notice Period
A.You agree that in the event you decide to resign from employment with the Company, you will provide six (6) months advance written notice of resignation to the Executive Vice President of Human Resources, and the Company agrees that it will not terminate your employment, other than for Cause, death or disability, without providing you six (6) months advance written notice (“Notice Period”) in addition to any of the other obligations herein.

B.The Company may at any time and in its sole discretion (whether or not any notice of termination has been given) terminate your employment with immediate effect subject to the provisions herein, and subsequently make a payment in lieu of providing notice. This payment will comprise solely your base salary (at the rate payable when this option is exercised) for the length of the remaining Notice Period, and shall be subject to any applicable withholdings. In accordance with the Company’s employee benefits plans, all benefits will cease upon termination of employment, and you will not be eligible for such benefits for any portion of the Notice Period for which pay in lieu of notice is provided. You will not, under any circumstances, have any right to payment in lieu of working notice unless the Company has exercised its option to pay in lieu of providing notice. The payment in lieu of notice may, at the Company’s sole discretion, be made in a lump sum within fifteen (15) days of your termination date. You will no longer be eligible for any incentive compensation once notice of termination from employment is given either by the Company or by you.

C.Following service of notice to terminate your employment by either party, or if you purport to terminate your employment in breach of contract (and subject to the Company exercising its right to terminate your employment forthwith for Cause or for death or disability during the Notice Period or by exercising its right to make you a payment in lieu of providing notice), for the remainder of the Notice Period:

1.You will remain an employee of the Company.

2.You will undertake all such duties and responsibilities as may be assigned by the Company including, but not limited to, duties to assist the Company with your transition from employment with the Company and maintaining the Company’s business, business relationships and goodwill.

3.You will comply with all Company policies including, but not limited to the Code of Conduct and all policies and agreements related to maintaining the confidentiality of the Company’s confidential and proprietary information and trade secrets.

4.You will not disclose to any person other than your spouse, attorney and/or tax advisor the fact that you plan to leave or resign from the Company until the Company determines that such disclosure shall be made. Without limiting the generality of the foregoing, during the Notice Period, you will not announce to, contact or advise any clients, customers, vendors, or suppliers regarding your impending termination.

5.You will not work on a full or part time basis or provide any services for another person, firm or corporation.

6.The Company may, by written notice, place you on garden leave for the whole or any part of the Notice Period. During any period of garden leave:

a)The Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company;

b)The Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your current location) as the Company may decide;

c)You shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

d)You shall continue to receive your base salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

e)The Company may exclude you from any premises of the Company; and

f)The Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.

II.	Non-Compete Period

You acknowledge and agree that the Company is engaged in a highly competitive business and that by virtue of your position and responsibilities with the Company and your access to the Company’s confidential information, engaging in any business which is directly competitive with the Company during your employment with the Company and during the Restricted Period will cause it great and irreparable harm. Accordingly, for twelve (12) months following the service of notice of termination of your employment by either party (the “Restricted Period”), you agree that you will not, directly or indirectly, whether on you own behalf or on behalf of, or in conjunction with, any firm, company or person or other business entity of any kind, or whether as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, consult for, become employed by, engaged by or otherwise provide services to, or solicit or accept any funds, loans or other consideration from (i) Christie’s, Bonhams, Poly Auctions, China Guardian or Phillips or any affiliate or successor of such entities in competition with the Company or (ii) any other business concern that is (or intends to be) in competition with any Restricted Business. In this Agreement, Restricted Business means services of the same type as, similar to or competitive with services supplied or contemplated by the Company as of the date of the termination of your employment provided that you during the two (2) years prior to the termination of your employment you: (i) were involved, directly or indirectly, in the supply of such services at any time during the 24-month period up to and including the date of termination of your employment or (ii) acquired confidential information related to such actual or contemplated services.

III.	Non-Solicitation

In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case, directly or indirectly

a)hire, recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s;

b)solicit the business of, do business with, or seek to do business with, any client of the Company;

c)encourage or assist any competitor of the Company to solicit or service any client of the Company; or

d)otherwise induce any client of the Company to cease doing business with, or lessen its business with, the Company.

IV.	Non-Disparagement

You agree, during and after your employment, to refrain from disparaging the Company, its subsidiaries and affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, shareholders, agents or representatives. The foregoing non-disparagement covenant shall not apply to statements in proceedings to enforce your rights or defend your claims under this Agreement and other legally required testimony.

V.	Confidentiality Agreement

As a condition to your continued employment by the Company and in consideration for this Agreement, you reaffirm your agreement to be bound by the Company’s Confidentiality Agreement, Compliance Policies, including but not limited to, its Auction Rules, Code of Business Conduct and Ethics, Worldwide Conflicts of Interest Policy, and Human Resources polices.

VI.	Miscellaneous

Sotheby’s reserves the right to waive all or any part of the terms and conditions of this Agreement under appropriate circumstances, in its sole discretion. Any such waiver must be in writing and signed by the Executive Vice President of Human Resources. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable. You understand and agree that, during the Restricted Period, you are not prohibited from obtaining alternative employment subject to the provisions above.